EXHIBIT 4(c)
                              ARTICLES OF AMENDMENT
                                     TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                 FPL GROUP, INC.

     1.  The name of the corporation is FPL Group, Inc. (the "Corporation").

     2. The text of Section 1 of Article III of the Restated Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

              Section 1. Authorized Capital Stock. The aggregate number of shares which the Corporation is authorized to issue is 500,000,000 shares, consisting of 100,000,000 shares of Serial Preferred Stock, $.01 par value, and 400,000,000 shares of Common Stock, $.01 par value.

     3. Pursuant to the provisions of Section 607.1003 of the Florida Business Corporation Act, these Articles of Amendment to the Restated Articles of Incorporation were approved at a meeting of the board of directors of the Corporation duly held on February 13, 2004, and were approved at a meeting of the shareholders of the Corporation duly held on May 21, 2004. The number of votes cast in favor of these Articles of Amendment by the shareholders was sufficient for approval.

     IN WITNESS WHEREOF, the undersigned duly-authorized officer of the Corporation has executed these Articles of Amendment as of this 26th day of May, 2004.

                                       FPL GROUP, INC.


                                       By:  /s/ Dennis P. Coyle
                                          --------------------------
                                          Dennis P. Coyle
                                          General Counsel and Secretary